Exhibit 3.46

CERTIFICATE OF FORMATION

OF

USS PRODUCT MANAGER LLC

*  *  *  *  *  *  *

FIRST:	The name of the limited liability company is USS PRODUCT MANAGER LLC.

SECOND:	The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, DE. The name of its registered agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of USS Product Manager LLC this 26th day of July, 2006.

/s/ Paul Gridley
Paul Gridley, Authorized Person